EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-104572 on Form S-8 of WGL Holdings, Inc., pertaining to the Washington Gas Light Company’s Capital Appreciation Plan of Washington Gas Light Company of our report dated June 29, 2009, with respect to the financial statements and supplemental schedule of the Washington Gas Light Company’s Capital Appreciation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ Mitchell & Titus, LLP
Washington, D.C.
June 29, 2009